EXHIBIT 3.70
GESELLSCHAFTSVERTRAG /

PARTNERSHIP AGREEMENT

DER / OF

HAYES LEMMERZ

IMMOBILIEN GMBH & CO. KG

Die Hayes Lemmerz Königswinter GmbH (Komplemetärin) und die HLI Netherlands Holdings, Inc. (Kommanditistin) sind die beiden einzigen Gesellschafter der Hayes Lemmerz Immobilien GmbH & Co. KG mit Sitz in Königswinter.
Hayes Lemmerz Königswinter GmbH (general partner) and HLI Netherlands Holdings, Inc. (limited partner) are the sole partners of Hayes Lemmerz Immobilien GmbH & Co. KG, Königswinter.

In dieser Eigenschaft beschließen sie, den Gesellschaftsvertrag der Hayes Lemmerz Immobilien GmbH & Co. KG vom 13. August 2003 in seiner letzten Fassung vom 15. Dezember 2003 die folgende neue Fassung zu geben:
In this capacity they resolve that the partnership agreement of Hayes Lemmerz Immobilien GmbH & Co. KG dated 13 August 2003 as most recently amended on 15 December 2003 be amended as follows:

§ 1
FIRMA, SITZ,
GESCHÄFTSJAHR
§ 1
NAME, SEAT,
FISCAL YEAR

1.1	Die Firma der Gesellschaft lautet:
Hayes Lemmerz Immobilien
GmbH & Co. Kommanditgesellschaft
1.1	The name of the partnership is:
Hayes Lemmerz Immobilien GmbH
& Kommanditgesellschaft

1.2	Der Sitz der Gesellschaft ist Königswinter.
1.2	The partnership’s registered office is in Königswinter.

1.3	Das Geschäftsjahr ist bis zum 31. Dezember 2004 das Kalenderjahr.
1.3	Until 31 December 2004 the fiscal year shall be the calendar year.

1.4	Eine Umstellung auf ein vom Kalenderjahr abweichendes Geschäftsjahr erfolgt im Kalenderjahr 2005.
1.4	A change to a fiscal year that is not identical with the calendar year shall take place in 2005.

1.5	Vom 1. Januar 2005 bis zum 31. Januar 2005 läuft ein Rumpfgeschäftsjahr. Beginnend mit dem 1. Februar 2005 beginnt das Geschäftsjahr jeweils am 1 Februar und endet am 31. Januar eines jeden Jahres.
1.5	From 1 January through 31 January 2005 there will be a short fiscal year (Rumpfgeschäftsjahr). Starting with 1 February 2005 the fiscal year shall be from 1 February through 31 January of each year.

§ 2
GEGENSTAND DES UNTERNEHMENS
§ 2
OBJECT OF THE ENTERPRISE

2.1	Gegenstand des Unternehmens ist die Verwaltung eigenen Vermögens, insbesondere die Vermietung und Verwaltung von eigenen Grundstükken und Gebäuden, sowie alle damit zusammenhängenden Geschäfte.
2.1	The object of the enterprise is the management of its own assets, especially renting out and administration of its own real property and buildings, including all related business operations.

2.2	Die Gesellschaft ist berechtigt, gleiche oder ähnliche Unternehmen zu erwerben, sich an solchen zu beteiligen oder deren Vertretung zu übernehmen und Zweigniederlassungen im In- und Ausland zu begründen.
2.2	The partnership is authorized to acquire identical and similar enterprises, or invest in such enterprises, or take over their representation, and establish branches at home and abroad.

§ 3
GESELLSCHAFTER,
GESELLSCHAFTSKAPITAL
§ 3
PARTNERS,
PARTNERSHIP CAPITAL

3.1	Alleinige persönlich haftende Gesellschafterin der Kommanditgesellschaft ist die Hayes Lemmerz Königswinter GmbH mit dem Sitz in Königswinter mit einer Einlage von € 94.900,00.
3.1	The sole general partner of the limited partnership is Hayes Lemmerz Königswinter GmbH with registered office in Königswinter with an investment of € 94,900.00.

3.2	Einzige Kommanditistin der Gesellschaft ist die HLI Netherlands Holdings Inc., USA, mit einer Kommanditeinlage von € 5.100,00. Die im Handelsregister eingetragene Haftsumme der Kommanditistin beträgt €5.100,00.
3.2	The sole limited partner of the limited partnership is HLI Netherlands Holdings Inc., USA, with a partnership investment of € 5,100.00. The limited partner’s maximum liability registered with the commercial register amounts to € 5,100.00.

3.3	Nach den Kapitaleinlagen (Festkapital) der Gesellschafter richten sich, sofern in diesem Vertrag nichts anderes bestimmt ist, die Rechte der Gesellschafter, insbesondere die Beteiligung am Unternehmen, die Gewinnbeteiligung und das Stimmrecht.
3.3	Unless specified otherwise in this contract, the partners’ capital investments (fixed capital) form the basis for determining the partners’ rights, especially involvement in the enterprise, profit sharing and voting power.

§ 4
KONTEN DER GESELLSCHAFTER
§ 4
PARTNERS’ ACCOUNTS

4.1	Die Gesellschaftereinlagen werden auf für jeden Gesellschafter eingerichteten besonderen Konten (Kapitalkonto I) gebucht. Die Höhe der Kapitalkonten entspricht höchstens den Pflichteinlagen. Die Kapitalkonten I werden nicht verzinst.

4.1	The partners’ deposits will be booked to special accounts (Capital Account I) to be established for each partner. The value of the capital accounts will not exceed the mandatory deposits. No interest will be paid on Capital Accounts I.

4.2	Etwaige Verluste der Gesellschafter werden auf Verlustvortragskonten, die im Bedarfsfall für jeden Gesellschafter eingerichtet werden, verbucht. Die Verlustvortragskonten werden nicht verzinst.
4.2	Any losses incurred by the partners will be booked to Loss Carry-Forward Accounts to be established as required for each partner. No interest will be paid on Loss Carry-Forward Accounts.

4.3	Neben dem Festkapitalkonto ist für jeden Gesellschafter ein Darlehenskonto zu führen. Hierauf sind die ihm zufallenden Zinsen and Gewinnanteile mit Wert Ende des jeweiligen Geschäftsjahres gutzuschreiben, soweit diese nicht zum Ausgleich von Verlustvortragskonten verwendet werden.
4.3	In addition to the fixed Capital Account, a Loan Account is to be maintained for each partner. This account is to be credited with all interest and profit shares accruing for the partner at the end of each fiscal year, insofar as these amounts are not used to balance the Loss Carry-Forward Accounts.

4.4	Die Guthaben der Gesellschafter auf Darlehenskonten werden mit 2% über dem jeweiligen gesetzlichen Basiszinssatz verzinst, solange die Gesellschafterversammlung nicht einen anderen Zinssatz beschlieβt. Die Gesellschafterversammlung kann ferner auf die Verzinsung des Darlehenskontos verzichten, beispielsweise, wenn das handelsrechtliche Ergebnis nicht zur Deckung der Zinsen ausreicht.
4.4	The partners’ credit balance on their respective Loan Accounts will bear interest at an interest rate of 2% above the statutory base rate, unless a different rate is agreed by the partners’ meeting. Furthermore, the partners’ meeting can dispense with interest payments for loan accounts if the result according to commercial law fails to cover the interest, for example.

4.5	Über ihr Guthaben können die Gesellschafter jederzeit frei verfügen.
4.5	The partners have unrestricted access to their credit balance at all times.

4.6	Es wird ein zusätzliches Kapitalkonto (Kapitalkonto II) für jeden Gesellschafter geführt. Auf den variablen Kapitalkonten werden die sonstigen Einlagen und Entnahmen gebucht. Die variablen Kapitalkonten werden im Soll und Haben mit 2% über dem jeweiligen gesetzlichen Basiszinssatz verzinst, solange die Gesellschafterversammlung nicht einen anderen Zinssatz beschließt. § 4.4 Satz 2 gilt entsprechend.

4.6	An additional capital account (Capital Account II) will be maintained for each partner. Miscellaneous deposits and withdrawals will be booked on these variable accounts. The variable capital accounts will be subject to a debit and credit interest rate of 2% above the statutory base rate, unless a different rate is agreed by the partners’ meeting. § 4.4 clause 2 applies mutatis mutandis.

4.7	Die Zinsen gelten im Verhältnis der Gesellschafter zueinander unbeschadet der steuerlichen Behandlung als Aufwand und Ertrag.
4.7	The interest payments constitute expenses and earnings as far as the relationship between the partners is concerned irrespective of how they are considered by the tax authorities.

§ 5
GESCHÄFTSFÜHRUNG UND
VERTRETUNG
§ 5
MANAGEMENT AND
REPRESENTATION

Zur Geschäftsführung und Vertretung der Gesellschaft ist jeder persönlich haftende Gesellschafter einzeln berechtigt und verpflichtet. Die Gesellschafterversammlung kann persönlich haftende Gesellschafter von den Beschränkungen des § 181 BGB befreien. Die Hayes Lemmerz Königswinter GmbH ist als persönlich haftende Gesellschafterin von den Beschränkungen des § 181 BGB befreit.
Every general partner is entitled and obliged to manage and represent the partnership alone. The partners’ meeting can exempt a general partner from the restrictions imposed by § 181 of the Civil Code. Hayes Lemmerz Königswinter GmbH as general partner is exempt from the restrictions imposed by § 181 of the Civil Code.

§ 6
GESELLSCHAFTERVERSAMMLUNG
§ 6
PARTNERS’ MEETING

6.1	Die von den Gesellschaftern zu treffenden Entscheidungen erfolgen durch Beschlussfassung der Gesellschafterversammlung. Mit Zustimmung aller Gesellschafter können Beschlüsse auch ohne Beachtung von § 7.1 und darüber hinaus auch schriftlich, per Telefax oder
e-mail gefasst werden.
6.1	The decisions to be made by the partners will be passed as resolutions by the partners’ meeting. With the approval of all partners resolutions can also be passed without observing § 7.1 and additionally in writing, via fax or via e-mail.

6.2	Die ordentliche Gesellschafterversammlung findet in den ersten acht Monaten nach Ablauf eines jeden Geschäftsjahres statt. Der Bestimmung der ordentlichen Gesellschafterversammlung unterliegen:
6.2	The ordinary partners’ meeting will take place within the first eight months following the end of each fiscal year. The following matters shall be passed in the ordinary partners’ meetings:

6.2.1.	die Feststellung des Jahresabschlusses,
6.2.1	adoption of the annual financial statement,

6.2.2.	die Verwendung des Bilanzgewinns,
6.2.2	appropriation of the net profit,

6.2.3.	die Entlastung des persönlich haftenden Gesellschafters,
6.2.3	relief for the general partner,

6.2.4.	alle sonstigen Angelegenheiten, bei denen dieser Vertrag oder das Gesetz die Zustimmung und/oder Entscheidung der Gesellschafter vorsieht,
6.2.4	all other affairs requiring the approval and/or decision by the partners under this partnership agreement or under the law,

6.2.5.	die Wahl des Abschlussprüfers.
6.2.5	election of auditors for annual financial statements.

6.3	Eine außerordentliche Gesellschafterversammlung findet statt, wenn sie im Interesse der Gesellschaft erforderlich ist oder wenn Gesellschafter, die zusammen mindestens 10% des Gesellschaftskapitals halten, ihre Einberufung verlangen.
6.3	Extraordinary partners’ meetings will take place if considered necessary in the partnership’s interest or if called for by partners together holding a partnership interest of at least 10% of the partnership capital.

§ 7
EINBERUFUNG
DER GESELLSCHAFTERVERSAMMLUNG
UND BESCHLUSSFASSUNG
§ 7
CONVENTION OF THE PARTNERS’
MEETING AND PASSING OF
RESOLUTIONS

7.1	Die Gesellschafterversammlung wird von den Geschäftsführern der Komplementär-GmbH einberufen. Die Einladung hat unter Mitteilung der Tagesordnung und des Tagungsortes durch eingeschriebenen Brief an die letzte vom Gesellschafter benannten Anschrift der Gesellschafter zu erfolgen. Zwischen der Aufgabe dieses Briefes zur Post und dem Versammlungstermin muss eine Frist von mindestens zwei Wochen liegen. Den Vorsitz in der Gesellschafterversammlung führt der älteste anwesende Geschäftsführer der Komplementär-GmbH.

7.1	The partners’ meeting will be convened by the managing directors of the general partner. The invitation shall contain information on the agenda and the place of the meeting and shall be sent via registered mail to the addresses specified most recently by each partner. A period of at least two weeks must elapse between posting of the invitation and the date of the meeting. The most senior managing director of the general partner present at the partners’ meeting will preside over it.

7.2	Jeder Gesellschafter kann sich aufgrund schriftlicher Vollmacht durch einen anderen Gesellschafter oder durch einen zur Berufsverschwiegenheit verpflichteten Dritten vertreten lassen. Die Zurückweisung eines Bevollmächtigten kann nur aus wichtigem Grunde erfolgen.
7.2	Through written power of attorney, every partner can be represented by another partner or third party sworn to professional confidentiality. An attorney-in-fact may be rejected only for important reasons.

7.3	Gesellschafterbeschlüsse werden mit einfacher Mehrheit der in der Gesellschafterversammlung abgegebenen Stimmen gefasst, soweit nicht das Gesetz zwingend oder dieser Vertrag ausdrücklich etwas anderes bestimmen. Anderungen des Gesellschaftsvertrages bedürfen der Zustimmung aller Gesellschafter.
7.3	Resolutions by partners will be passed with a simple majority of the votes cast by the partners’ meeting, unless provided otherwise by mandatory law or this partnership agreement. Amendments to the partnership agreement shall require the approval of all partners.

7.4	Die Gesellschafterversammlung ist beschlussfähig, wenn mehr als die Hälfte des Kommanditkapitals vertreten ist. Ist die Gesellschafterversammlung hiernach nicht beschlussfähig, so ist eine neue Gesellschafterversammlung mit derselben Tagesordnung unter Einhaltung einer Frist von 14 Kalendertagen einzuberufen. Diese ist in jedem Falle beschlussfähig, wenn auf diese Rechtsfolge in der Einladung ausdrücklich hingewiesen worden ist.

7.4	The partners’ meeting counts as a quorum if more than half of the limited partnership’s capital is represented. If the partners’ meeting fails to meet this requirement, a new meeting with the same agenda is to be convened within a period of 14 calendar days. This meeting will in any case count as a quorum if this legal consequence is explicitly indicated in the invitation.

7.5	Die Gesellschafter haben je volle € 100,00 ihrer Gesellschaftsbeteiligung eine Stimme.
7.5	Each partner shall have one vote for each full amount of € 100.00 of his/her partnership interest.

7.6	Über jede Gesellschafterversammlung ist eine Niederschrift zu fertigen und von dem Vorsitzenden der Gesellschafterversammlung zu unterzeichnen. Die Niederschrift ist den Gesellschaftern binnen eines Monats abschriftlich mitzuteilen.

7.6	Minutes of each partners’ meeting will be prepared and signed by the meeting’s chairperson. Written copies of the minutes are to be submitted to each partner within one month.

7.7	Einwendungen gegen die Richtigkeit der Niederschriften müssen innerhalb eines Monats nach Absendung der Niederschriften bei dem Vorsitzenden der Gesellschafterversammlung schriftlich erhoben werden. Sofern sie der Vorsitzende der Gesellschafterversammlung als berechtigt anerkennt, ist die Niederschrift entsprechend zu berichtigen.
7.7	Objections to the correctness of the minutes shall have to be submitted in writing to the partners’ meeting’s chairperson within one month after the minutes have been sent to the partners. If and to the extent the partners’ meeting’s chairperson regards objections as valid the minutes shall be amended correspondingly.

§ 8
RECHNUNGSLEGUNG
§ 8
ACCOUNTING REPORT

8.1	Die Komplementär-GmbH hat innerhalb von sechs Monaten nach Ablauf des Geschäftsjahres die Bilanz nebst Gewinn- und Verlustrechnung nach den Grundsätzen ordnungsmäßiger Buchführung und den für die Gesellschaft geltenden handels- und steuerrechtlichen Bestimmungen aufzustellen.
8.1	Within six months following the end of each fiscal year, the general partner will prepare a balance sheet — including a profit and loss account — in accordance with the principles of proper bookkeeping and commercial and tax regulations applicable to the partnership.

8.2	Der Jahresabschluss nebst — soweit erforderlich — zugehörigem Prüfungsbericht ist alsbald nach Eingang bei der Komplementär-GmbH den Kommanditisten zuzuleiten. Die Komplementär-GmbH hat sodann die Gesellschafterversammlung alsbald zur Beschlussfassung über die Feststellung des Jahresabschlusses, über die Verwendung des Bilanzgewinns sowie über die Entlastung der Komplementär-GmbH einzuberufen.

8.2	The annual financial statement and — if necessary — associated audit report will be forwarded by the general partner to the limited partners immediately after this information becomes available. The general partner will then directly convene a partners’ meeting for the purpose of passing resolutions to adopt the annual financial statement, appropriation of the net profit and relief for the general partner.

§ 9
GEWINNVERWENDUNG
§ 9
APPROPRIATION OF PROFITS

9.1	Ohne Rücksicht darauf, ob die Gesellschaft Gewinne oder Verluste erzielt hat, erhält die Komplementär-GmbH
9.1	Without consideration of any profits or losses made by the partnership, the general partner shall receive

9.1.1.	eine Vergütung für die Übernahme der persönlichen Haftung in Höhe von € 10.000 p.a.,
9.1.1	a remuneration of € 10.000 p.a. for assuming personal liability,

9.1.2.	Ersatz aller ihr durch die (Geschäftsführung erwachsenden Aufwendungen einschließlich der etwaigen Umsatzsteuer. Die steuerlich nicht abzugsfähigen persönlichen Steuern der Komplementär-GmbH, wie z.B. die Körperschaftsteuer, werden nicht erstattet.
9.1.2	compensation for all expenses — including any value added tax — incurred for management tasks performed by the general partner. Personal, nondeductible taxes — e.g. corporate tax — payable by the general partner will not be reimbursed.

9.2	An dem danach verbleibenden Reingewinn der Gesellschaft sind die Gesellschafter im Verhältnis ihrer Beteiligungen am Festkapital beteiligt. Diese Gewinnanteile sind ihnen nach Feststellung des Jahresabschlusses auf ihren Darlehenskonten (§4.3) gutzuschreiben.
9.2	The partnership’s remaining net profit will be distributed among the partners in proportion to their respective partnership interest in the fixed capital. These dividends are to be credited to the respective Loan Accounts (§ 4.3) after the annual financial statement has been adopted.

9.3	Ein Verlust der Gesellschaft wird von den Gesellschaftern im Verhältnis- ihrer Beteiligungen am Festkapital getragen, jedoch unter Aufrechterhaltung der beschränkten Haftung der Kommanditisten und ohne die Verpflichtung, die persönlich haftende Gesellschaftern von ihrer Haftung freizustellen. Die auf sie entfallenden Verlustanteile werden auf den für jeden Gesellschafter einzurichtenden Verlustvortragskonten gebucht. Die Gewinne des folgenden Jahres sind zunächst voll zur Tilgung der Verlustvortragskonten zu verwenden.
9.3	Losses incurred by the partnership will be borne by the partners in proportion to their respective partnership interest in the fixed capital. The limited partners’ limited liability shall remain unaffected. The limited partners shall not be obliged to indemnify the general partner in any way. The shares of the loss attributable to each partner will be booked to the respective Loss Carry-Forward Accounts to be established for this purpose. Any profits made in the subsequent year will first be used to settle the Loss Carry-Forward Accounts.

§ 10
ENTNAHMEN
§ 10
WITHDRAWALS

10.1	Die Komplementär-GmbH ist berechtigt, die zur Deckung ihrer Kosten benötigten Mittel nach Bedarf und vierteljährlich je 1/4 der Vergütung für die Haftungsübernahme vorab zu entnehmen.
10.1	To cover its own costs the general partner is entitled to advance withdrawals of up to 1/4 of the remuneration it receives for assuming personal liability per quarter.

10.2	Die Gesellschafter sind berechtigt, die auf ihre Gesellschaftsbeteiligung entfallenden persönlichen Steuern und Abgaben bei ihrer jeweiligen Falligkeit zu entnehmen. Dies gilt unabhängig davon, ob bei der Gesellschaft ein Gewinn oder Verlust entsteht und unabhängig davon, ob das Darlehenskonto ein Guthaben oder eine Schuld aufweist.
10.2	The partners are entitled to withdraw amounts to cover personal taxes and duties imposed in connection with their respective partnership interest, as these payments become due. This applies irrespective of any profits or losses made by the partnership, and any credits or debits on the Loan Accounts.

10.3	Zu weiteren Entnahmen auf den im laufenden Geschäftsjahr voraussichtlich entstehenden Anteil am Reingewinn sind die Gesellschafter nur nach entsprechender Beschlussfassung der Gesellschaftersversammlung befugt.
10.3	Any further withdrawals by partners in anticipation of their respective share in the net profit projected for the current fiscal year shall require the prior approval of the partners meeting.

§ 11
DAUER DER GESELLSCHAFT
KÜNDIGUNG
§ 11
DURATION OF THE COMPANY,
TERMINATION

11.1	Die Dauer der Gesellschaft ist unbestimmt Sie kann von jedem Gesellschafter mit einer Frist von 12 Monaten zum Ende des Geschäftsjahres gekündigt werden.
11.1	The partnership will exist for an indefinite period of time. It can be terminated by any partner with a notice of 12 months to the end of a fiscal year.

11.2	Die Kündigung hat durch eingeschriebenen Brief mit Rückschein an die Gesellschaft zu erfolgen. Die Geschäftsführung der Gesellschaft hat alle Gesellschafter hiervon unverzüglich zu unterrichten, und zwar wiederum durch eingeschriebenen Brief mit Rückschein an die letzte vom Gesellschafter angegebene Anschrift.

11.2	Termination notices are to be sent to the partnership via registered mail including return receipt. Upon receipt of a termination notice the partnership’s management will immediately inform all partners thereof, also via registered mail including return receipt sent to the address specified most recently by each partner.

11.3	Durch die Kündigung der Komplementär-GmbH wird die Gesellschaft mit Ablauf der Kündigungsfrist aufgelöst, es sei denn, die Kommanditisten beschließen bei gleichzeitiger Übernahme der persönlichen Haftung durch einen oder mehrere von ihnen oder durch einen oder mehrere neu aufgenommene Gesellschafter die Fortsetzung der Gesellschaft.
11.3	A termination notice submitted by the general partner shall result in the dissolution of the partnership effective as of the date of the end of the notice period, unless the limited partners decide to continue the partnership, which shall require that one or more existing limited partners or one or more or new partner assume personal liability.

11.4	Durch die Kündigung eines Kommanditisten wird die Gesellschaft nicht aufgelöst, sondern unter den übrigen Gesellschaftern fortgesetzt. Der kündigende Kommanditist scheidet mit Ablauf der Kündigungsfrist gegen Zahlung des für diesen Fall im Gesellschaftsvertrag bestimmten Entgelts aus der Gesellschaft aus. Entsprechendes gilt für die Kündigung des Gläubigers eines Gesellschafters.
11.4	A termination notice submitted by a limited partner shall not result in the dissolution of the partnership. The partnership shall rather be continued among the remaining partners. The terminating limited partner will leave the partnership effective as of the date of the end of the notice period against payment by the partnership of the amount specified for such cases in this partnership agreement. The foregoing shall apply mutatis mutandis to any termination notice submitted by a partner’s creditor.

§ 12
VERFÜGUNG ÜBER
GESELLSCHAFTSANTEILE
§ 12
TRANSFER OF PARTNERSHIP
INTERESTS

12.1	Die Verfügung über einen Teil eines Gesellschaftsanteiles ist zulässig.
12.1	Each partner may transfer or otherwise dispose of a part of this partnership interest.

12.2	Ein Gesellschafter darf über seinen Gesellschaftsanteil oder einen Teil seines Gesellschaftsanteils nur mit Zustimmung der übrigen Gesellschafter verfügen.
12.2	Each transfer or otherwise disposal of a partnership interest or any part thereof shall require the prior approval of the other partners.

§ 13
AUSSCHEIDEN DURCH
AUSSCHLUSS
§ 13
WITHDRAWAL THROUGH
EXCLUSION

13.1	Ein Gesellschafter kann durch Gesellschafterbeschluss aus der Gesellschaft ausgeschlossen werden, wenn
13.1	A partner can be excluded from the partnership by way of a resolution by the partners’ meeting if

13.1.1.	er Anlass gegeben hat, die Auflösung der Gesellschaft zu verlangen, oder eine Auflösungsklage erhoben hat
13.1.1	the partner has given a reason for requesting dissolution of the partnership or filed a dissolution lawsuit,

13.1.2.	Gesellschaftsanteile des Gesellschafters oder Rechte daraus gepfändet werden, sofern die Vollstreckungsmaßnahmen nicht binnen 30 Tagen aufgehoben werden oder über sein Vermögen das Insolvenzverfahren eröffnet oder die Eröffnung mangels Masse abgelehnt wurde
13.1.2	the partner’s partnership interest or rights pertaining thereto have been impounded, unless enforcement measures are cancelled within 30 days, or insolvency proceedings are initiated for the partner’s assets, or such proceedings are rejected for insufficiency of assets,

13.1.3.	in seiner Person wichtige Gründe vorliegen, die eine Fortsetzung des Vertragsverhältnisses mit ihm für die anderen Gesellschafter unzumutbar machen.
13.1.3	there are important reasons relating to the partner, which make it unacceptable for the other partners to continue the partnership with him/her.

13.2	Wird die Komplementär-GmbH ausgeschlossen, gilt die Gesellschaft als aufgelöst, sofern nicht einer oder mehrere Kommanditisten oder ein oder mehrere neu aufgenommene Gesellschafter die persönliche Haftung mit Wirkung vom Tage des Ausscheidens der Komplementär-GmbH übernehmen.

13.2	If the general partner is excluded, the partnership shall be deemed as being dissolved unless one or more existing limited partners or one or more or new partners assume personal liability on the day of the general partner’s leaving the partnership.

13.3	Der betroffene Gesellschafter hat kein Stimmrecht und darf bei der Abstimmung auch nicht für andere ein Stimmrecht ausüben Wirksam wird die Ausschließung mit Zugang des Beschlusses.
13.3	The concerned partner no longer possesses voting rights and is no longer entitled to exercise voting rights for others. The exclusion becomes effective at the date of receipt of the corresponding resolution.

13.4	Der ausgeschlossene Gesellschafter nimmt an dem für das laufende Geschäftsjahr festgestellten Jahresüberschuss bis zum Zeitpunkt seines Ausscheidens zeitanteilig teil.
13.4	The excluded partner shall participate pro rata in the net profit for the current fiscal year, as adopted, until the date of his leaving the partnership.

13.5	Als Abfindung erhält der ausscheidende Gesellschafter das für diesen Fall im Gesellschaftsvertrag (§ 14) bestimmte Entgelt.
13.5	As severance, the departing partner shall receive the remuneration as provided in this partnership agreement for such cases (§ 14).

§ 14
ENTGELT BEI
AUSSCHEIDEN EINES
GESELLSCHAFTERS
§ 14
SEVERANCE FOR LEAVING
PARTNERS

14.1	Scheidet ein Gesellschafter aus der Gesellschaft aus, steht ihm ein Entgelt zu. Es besteht in einem Betrag in Höhe des — anteiligen — vierfachen der Nettokaltmiete für ein Jahr, das im Jahr vor seinem Ausscheiden für die Objekte im Bestand der Gesellschaft erzielt worden ist.

14.1	Each partner leaving the partnership is entitled to a severance payment. The severance amounts to the proportionate fourfold of the net annual basic rent earned for the objects owned by the partnership during the year prior to the partner’s leaving the partnership.

14.2	Das Entgelt ist in acht gleichen Jahresraten nach dem Zeitpunkt des Ausscheidens fällig und mit 2% über dem jeweiligen gesetzlichen Basiszinssatz zu verzinsen. Die Zinsen sind jeweils zum Ende eines Kalenderjahres fällig. Die Gesellschaft hat jederzeit das Recht zur vorzeitigen Auszahlung des Entgelts. Dem ausscheidenden Gesellschafter steht für diesen Fall kein Anspruch für entgangenen Zins zu.
14.2	The severance shall be payable in eight equal annual instalments following the date of the partner’s leaving the partnership. It shall be subject to an interest rate of 2% above the then current statutory base rate. The interest shall be due and payable at the end of each calendar year. The partnership shall have the right to perform advance severance payments at any time. In this case the leaving partner shall not have the right to be compensated for loss of interest payments.

14.3	Sicherheitsleistungen kann der ausscheidende Gesellschafter nicht verlangen.
14.3	The leaving partner is not entitled to any provision of security.

§ 15
TOD EINES GESELLSCHAFTERS
§ 15
DEATH OF A PARTNER

15.1	Beim Tod eines Gesellschafters wird die Gesellschaft nicht aufgelöst, sondern mit seinen Erben fortgesetzt.
15.1	In case of a partner’s death, the company will not be dissolved, but joined by the partner’s heirs.

15.2	Die Erben können innerhalb eines Jahres nach Kenntniserlangung vom Erbfall durch Beschluss der verbleibenden Gesellschafter ausgeschlossen werden. Für die Abfindung der Erben gilt § 14.

15.2	Within one year after the partners’ becoming aware of the succession the remaining partners may exclude the heirs by way of a resolution. Section 14 shall apply to the heirs’ severance.

15.3	Mehrere Erben haben auf Verlangen der anderen Gesellschafter zur Wahnehmung ihrer Rechte und Pflichten in der Gesellschaft einen gemeinsamen Vertreter zu bestellen. Dessen Vollmacht bedarf öffentlicher Beglaubigung. Wird der gemeinsame Vertreter trotz Verlangens nicht bestellt, ruhen die Gesellschafterrechte mit Ausnahme des Gewinnbezugsrechts.

15.3	Upon request by the remaining partners, groups of heirs shall have to appoint a joint representative to exercise their rights and obligations in the partnership. The power of attorney for the joint representative shall have to be certified. Should the heirs not appoint a joint representative despite having been so requested, their rights — except for the right to participate in the partnership’s profits — shall be suspended.

§ 16
AUFLÖSUNG DER GESELLSCHAFT
§ 16
DISSOLUTION OF THE COMPANY

16.1	Für die Auflösung der Gesellschaft gelten die gesetzlichen Bestimmungen, soweit in diesem Vertrag keine abweichenden Regelungen getroffen worden sind. Ein Beschluss der Gesellschafterversammlung über die Auflösung der Gesellschaft bedarf einer Mehrheit von 75 % des stimmberechtigten Kapitals.
16.1	The statutory provisions shall apply to the dissolution of the partnership unless provided otherwise in this partnership agreement. The resolution by the partners’ meeting on the dissolution of the partnership shall require a majority of 75% of the partnership capital entitled to vote.

16.2	Liquidator ist die Komplementär-GmbH oder, falls auch sie aufgelöst ist, deren frühere Geschäftsführer.

16.2	Liquidator shall be the general partner or its former managing directors in case the general partner should also be dissolved.

16.3	Das nach Befriedigung der Gläubiger und dem Ausgleich der Darlehenskonten verbleibende Vermögen der Gesellschaft ist im Verhältnis der Nennbeträge der Festkapitalbeträge unter die Gesellschafter zu verteilen.
16.3	The partnership’s assets remaining after settlement of debts and balancing of Loan Accounts shall be distributed among the partners in proportion to the nominal value of their fixed capital.

16.4	Der Liquidator hat die Bücher und Schriften der Gesellschaft für die Dauer von 10 Jahren einem der Gesellschafter oder einem Dritten in Verwahrung zu geben.
16.4	The liquidator shall submit the partnership’s books and documents to a partner or third party to keep them stored for a period of 10 years.

§ 17
ERFÜLLUNGSORT UND
GERICHTSSTAND
§ 17
PLACE OF PERFORMANCE
AND VENUE

17.1	Erfüllungsort für alle Rechte und Pflichten aus diesem Vertrag ist der Sitz der Gesellschaft.
17.1	The place of performance with respect to all rights and obligations under this partnership agreement is the place of the partnership’s registered office.

17.2	Gerichtsstand für alle Streitigkeiten aus diesem Vertrag ist das für den Sitz der Gesellschaft zuständige Gericht.
17.2	The venue for all conflicts arising from this partnership agreement is the court responsible at the place of the partnership’s registered office.

§ 18
SCHLUSSBESTIMMUNGEN
§ 18
FINAL PROVISIONS

18.1	Änderungen und Zusätze zu diesem Vertrag, einschließlich dieses § 18, bedürfen zu ihrer Wirksamkeit der Schriftform.
18.1	Any modifications or amendments to this partnership agreement including this § 18 must be in writing in order to be effective.

18.2	Sollten Bestimmungen dieses Vertrages ganz oder teilweise unwirksam sein oder werden oder sollten sich in diesem Vertrag Lücken herausstellen, so wird hierdurch die Gültigkeit des Vertrages im übrigen nicht berührt. Anstelle der unwirksamen Bestimmungen soll eine Regelung gelten, die soweit nur rechtlich möglich, dem am nächsten kommt, was die Vertragschließenden nach dem Sinn und Zweck des Vertrages gewollt haben oder nach dem Sinn und Zweck des Vertrages gewollt hätten, sofern sie den Punkt bedacht hätten. Dies gilt für Lücken im Vertrag entsprechend. Beruht die Unwirksamkeit einer Bestimmung auf einem in ihr angegebenes Maß der Leistung oder der Zeit (Frist oder Termin), so soll das der Bestimmung am nächsten kommende rechtlich zulässige Maß an die Stelle treten.
18.2	Should one or more provisions of this partnership agreement in whole or in part be or become invalid, or should this partnership agreement contain gaps, the validity of this partnership agreement as a whole shall remain unaffected. In such case the invalid provision shall be replaced by a valid provision, the content of which comes as close as legally possible to what the parties had intended or would have intended had they been aware of the invalidity. This also applies mutatis mutandis to gaps in this partnership agreement. Should the invalidity of a provision result from the extent of a performance contained therein or time (period or deadline), the extent or time shall be replaced by a legally permissible extent or time that comes as close as possible to the invalid extent or time.

18.3	Im Falle einer Abweichung zwischen der deutschen und englischen Fassung dieses Gesellschaftsvertrages hat die deutsche Fassung Vorrang.
18.3	In case of any discrepancy between the German and the English version of this partnership agreement the German version shall prevail.

Königswinter, 15 November 2004
                          Datum / Date

/s/ Juan Lorenzo-Morcillo
Hayes Lemmerz Königswinter GmbH
durch ihren Geschäftsführer / by its managing director Juan Lorenzo-Morcillo

Northville, November 15, 2004
                    Datum / Date

/s/ Larry Karenko
HLI Netherlands Holdings, Inc.
durch ihren Direktor / by its director Larry Karenko